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                                                                       Exhibit 8

               FORM OF OPINION OF BRADLEY ARANT ROSE & WHITE LLP
                             AS CERTAIN TAX MATTERS


                                  {_____}, 1998



Navigation Bank
3801 Navigation Boulevard
Houston, Texas 77001

         Re: Agreement and Plan of Merger by and between Navigation Bank and SouthTrust Bank, N. A. and joined in by SouthTrust Corporation and SouthTrust of Alabama, Inc.

Ladies and Gentlemen:

                  You have requested the opinion of Bradley Arant Rose & White LLP, as counsel to SouthTrust Corporation, a Delaware corporation ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated May 3, 1999 (the "Merger Agreement"), by and between Navigation Bank ("Navigation") and SouthTrust Bank, N.A., a national banking association ("ST-Bank"), and joined in by SouthTrust and SouthTrust of Alabama, Inc., an Alabama corporation and a wholly-owned subsidiary of SouthTrust ("ST-Sub"). Specifically, you have requested us to opine that the merger of Navigation with and into ST-Bank (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Navigation upon the receipt solely of SouthTrust voting common stock in exchange for their shares of common stock, par value $32.50 per share, of Navigation ("Navigation Common Stock") upon consummation of the Merger.

                  This opinion is being rendered pursuant to Section 10.08 of the Merger Agreement and the requirements of Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") filed by SouthTrust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                  In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement, upon representations provided to us by letter from Navigation, dated {_________}, 1999, and from SouthTrust, dated {_______}, 1999, each as described in the representation section of this letter (the "Representation Letters") and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens


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Navigation Bank
{_______}, 1999
Page 2


and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Navigation and SouthTrust included in the Merger Agreement and the Representation Letters. With your consent, we have assumed that the representations made by each of Navigation and SouthTrust in the Representation Letters continue to be true and correct as of the date of this opinion.

                  The opinion stated below is based upon the relevant provisions of the Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, ST-Sub, ST-Bank nor Navigation has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of shares of Navigation Common Stock of the Merger, or of any of the federal income tax effects to SouthTrust, ST-Sub, ST-Bank or Navigation of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld by the courts if challenged by the IRS.


                                      FACTS

                  SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST- Sub and ST-Bank, that file consolidated federal income tax returns on the calendar year basis. Shares of SouthTrust Common Stock are publicly held and are publicly traded through the Automated Quotation System of the Nasdaq Stock Market.

                  In accordance with resolutions of SouthTrust's Board of Directors adopted on December 18, 1998, each share of SouthTrust Common Stock issued and outstanding carries with it one right to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series 1999 Junior Participating Preferred Stock at a purchase price of $150.00 (a "Right"). These Rights will expire on February 22, 2009 unless redeemed earlier and are not exercisable or transferable separately from the shares of SouthTrust Common Stock until the occurrence of certain events associated with an acquisition of a substantial amount of SouthTrust Common Stock. The provisions of the Rights are more fully described in the Rights Agreement between SouthTrust and ChaseMellon Shareholder Services LLC, as Rights Agent, and the Certificate of Designation for the Series 1999 Junior Participating Preferred Stock, copies of each of which are exhibits to the Registration Statement.

                  Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-Sub, and ST-Sub will own 100% of the capital stock of ST-Bank. Both of ST-Sub and ST-Bank are included in the consolidated federal income tax return of SouthTrust.



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Navigation Bank
{_______}, 1999
Page 3


                  Navigation is a corporation organized pursuant to the laws of the State of Texas and a registered bank holding company. As of May 31, 1999, the authorized capital stock of Navigation consisted of 43,345 shares of Navigation Common Stock, of which 43,345 shares were issued and outstanding. Other than certain directors' qualifying shares, Navigation does not own any shares of any other entity. Navigation is an accrual method taxpayer using a calendar year accounting period.

                            THE PROPOSED TRANSACTIONS

                  Pursuant to the Merger Agreement the following transactions will take place:

                  (1) ST-Sub will acquire all of the assets and liabilities of Navigation in exchange for voting common stock of SouthTrust in a transaction in which ST-Sub directs that all of the assets and liabilities of Navigation will be transferred to ST-Bank by means of a statutory merger of Navigation with and into ST-Bank pursuant to the Merger Agreement.

                  (2) Navigation will merge with and into ST-Bank in accordance with Section 32.501 of the Texas Finance Code and 12 U.S.C. Section 215a. ST-Bank will be the surviving corporation and will acquire all of the assets and liabilities of Navigation. The separate corporate existence of Navigation will terminate.

                  (3) SouthTrust will issue a total of 481,775 shares of SouthTrust Common Stock in exchange for all of the issued and outstanding shares of Navigation Common Stock. As of the date of the Merger Agreement, a total of 43,345 shares of Navigation Common Stock would be issued and outstanding.

                  (4) Each share of Navigation Common Stock, will become and be converted into the right to receive 11.1149 shares of SouthTrust Common Stock, and one Right will be issued with each share of SouthTrust Common Stock exchanged in the Merger for Navigation Common Stock.

                  (5) No fractional shares of SouthTrust Common Stock will be issued in the Merger; each holder of Navigation Common Stock who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                  (6) Any holder of Navigation Common Stock who dissents from the Merger will be entitled to receive from the surviving corporation the fair value of his or her shares in cash. Immediately prior to the Effective Time of the Merger, Navigation will establish an escrow account with an amount of cash equal to One Hundred and Fifty Percent (150%) of the value of the SouthTrust Common Stock which the dissenting shareholders would have been entitled to receive in the Merger but for the exercise of their rights of dissent (the "Dissent Escrow"). The escrow agent will disburse the escrowed funds to the dissenting shareholders in accordance with the Dissent Provisions. Any



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Navigation Bank
{_______}, 1999
Page 4


and all funds remaining in the Dissent Escrow after such disbursement will be remitted to ST-Bank as the surviving corporation.


                                 REPRESENTATIONS

                  Officers of Navigation and SouthTrust each have made certain written representations to us on behalf of their respective institutions by letters dated {_____}, 1999, and {_____}, 1999, respectively (the "Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinions expressed below and, with your consent, have assumed that the representations contained therein continue to be true and correct as of the date of this opinion.


                                     OPINION

                  Upon the basis of the foregoing facts and representations, and solely for purposes of the Code, we are of the opinion that:

                  (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Sub of substantially all of the assets of Navigation solely in exchange for SouthTrust voting common stock and the assumption of all the liabilities of Navigation by ST-Sub, followed by the transfer of the assets of Navigation to ST-Bank and the assumption by ST-Bank of the liabilities of Navigation.

                  (ii) The acquisition by ST-Sub of substantially all of the assets of Navigation in exchange solely for shares of SouthTrust voting common stock and the assumption by ST-Sub of Navigation's liabilities, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Navigation. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-Sub of substantially all of the assets of Navigation will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Navigation that were acquired by ST-Sub are transferred to ST-Bank. SouthTrust, ST-Sub and Navigation each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code. The requirement under Section 368(a)(2)(G) of the Code that Navigation distribute the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization will be satisfied by reason of the issuance by ST-Sub of the merger consideration directly to the holders of shares of Navigation Common Stock, and by reason of the cessation of the separate corporate existence of Navigation pursuant to the Merger Agreement and the applicable provisions of the Texas Code.



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Navigation Bank
{_______}, 1999
Page 5


                  (iii) No gain or loss will be recognized by the shareholders of Navigation upon the receipt of shares of SouthTrust Common Stock (including the Rights associated therewith) solely in exchange for their shares of Navigation Common Stock. In addition, no gain or loss will be recognized by shareholders of Navigation upon the receipt of the Rights attached to the shares of SouthTrust Common Stock.

                  (iv) The basis of the shares of SouthTrust Common Stock to be received by the shareholders of Navigation will be the same as the basis of shares of Navigation Common Stock surrendered in exchange therefor, except for the basis allocated to any fractional shares.

                  (v) The holding period of the shares of SouthTrust Common Stock to be received by the shareholders of Navigation will include the period during which shares of Navigation Common Stock surrendered in exchange therefor was held; provided that the shares of Navigation Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time of the Merger.

                  (vi) Shareholders of Navigation who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their shares of Navigation Common Stock, subject to the provisions and limitations of Section 302 of the Code. Those shareholders of Navigation who hold no shares of SouthTrust Common Stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for shares of Navigation Common Stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain or loss will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the shares of Navigation Common Stock surrendered as determined under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is inapplicable and the shares of Navigation Common Stock are a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long-term capital gain if the surrendered shares of Navigation Common Stock were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered shares of Navigation Common Stock are held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                  (vii) The payment of cash to a shareholder of Navigation in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the fractional shares of stock redeemed. Generally, any gain or loss recognized upon such exchange will be a capital gain or loss.



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Navigation Bank
{_______}, 1999
Page 6

                  Our opinion, as stated above, is based upon our analysis of the Code, the regulations issued thereunder, current case law, and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                  This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-Sub or ST-Bank other than those expressly stated in the above opinion.

                  We have consented to the filing of this opinion as an exhibit to the Registration Statement. We have also consented to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the prospectus which is included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                            Yours very truly,